EXHIBIT 10.15

                                    AMENDMENT

         AGREEMENT dated as of September 15, 2000 by and between Ovation Products Corporation, a New Hampshire corporation with principal offices at 6 Southgate Drive, Nashua, New Hampshire 03062 ("Ovation"), and WMS Enterprises, a Massachusetts company with principal offices at 100 Everett Avenue, Suite 10, Chelsea, Massachusetts ("WMS").

         WHEREAS, Ovation and WMS executed a certain Debenture Purchase Agreement dated August 27, 1997 (the "Purchase Agreement"), pursuant to which WMS advanced Ovation $180,000 in connection with the purchase of certain Debentures issued by Ovation (all of which are collectively referred to herein as the "Debentures");

         WHEREAS, also an August 27, 1997 WMS and Ovation executed a License Agreement and a Rider to License Agreement, and on December __, 1997, the parties executed a Distribution Agreement (the "Distribution Agreement", and collectively, with the License Agreement and Rider, the "Rights Agreements") pursuant to which WMS was granted certain rights to products and technology of Ovation;

         WHEREAS, Ovation has advised WMS that it is currently in negotiation with SJE-Rhombus and Infiltrator in pursuant to which one or both of those companies will acquire certain rights in technology and/or products of Ovations for use in specified septic system products (the "Septic System Products");

         WHEREAS, the parties wish to modify their respective rights with respect to the Purchase Agreement, the Rights Agreements and certain other documents executed simultaneously therewith; and

         NOW THEREFORE, for good and valuable consideration which is hereby acknowledged, the parties agree as follows:

                                   Article I
                             Septic System Products

         1.1 WMS waives its worldwide non-exclusive distribution rights with respect to the Septic System Products. This waiver also covers these products worldwide if Ovation strikes exclusive deals for these products with companies other than SJE or Infiltrator. If Ovation does not execute any exclusive deal for the Septic System Products before June 30, 2001, then this waiver by WMS is rescinded and released; all WMS rights for the Septic System Products return to those non-exclusive rights as described in the Distribution Agreement.



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         1.2 Ovation will pay WMS 4% of any cash or other consideration received
(including equity or capital investments) from any partnership, sales, supply arrangement, joint venture, or other relationship of any kind with SJE-Rhombus, Infiltrator or any other party in connection with the Septic System Products, to a maximum of $450,000. At WMS' option, this payment obligation (the "Amount
Due") may be paid in cash, stock, or notes and warrants as determined in accordance with Section 1.3 of this Article I.

         1.3 If WMS elects payment in Ovation's common capital stock ("Common Stock") or warrants for the purchase of Common Stock, the number of shares to which WMS is entitled in either event shall be calculated as of the date on which the cash described in Section 2 was received by Ovation by dividing the Amount Due by the Then Current Market Value (as defined in Section 3.1 below) of Common Stock. If WMS shall elect to receive a warrant for that number of shares, it shall be exercisable at the price equal to the aggregate Amount Due, and Ovations shall also issue WMS a promissory note with principal equal to that Amount Due. The Note will bear interest at a rate of prime + 1%, adjustable at the time and times set forth in the Debentures (the "Note"). The interest on the Note shall be payable in cash upon the expiration date or the sooner exercise date of, the warrant. The Notes and Warrants will expire on the later of January 2, 2004 or three years from the date of issuance.

         1.4 Should Ovation strike a license deal for the Septic System Products, all terms of this Amendment are identical and WMS shall have the options and elections described herein with respect to all amounts due, EXCEPT THAT Ovation shall pay to WMS 20% of any payments received as royalty against product shipments rather then 4%. Ovation shall continue to pay only 4% of all pre-shipment payments, such as engineering fees, equity investments, etc.

         1.5 Payments to WMS are calculated based on the date of the relevant transaction, for example if Ovation receives $50,000 in product payment on a February 12, WMS shall be due $2,000 on February 12. Cash payments shall be made within ten days of receipt of cash. However, if WMS elects any non-cash payments (equity, notes, warrants), for administrative convenience Ovation shall calculate these amounts and issue notes or warrants on a quarterly basis, but in each case as of the date such amounts were earned. At the end of each calendar quarter Ovation shall issue WMS a report aggregating the activity in that quarter, along with any notes or warrants.

                                   Article II
                          Purchase Agreement Amendments

         2.1 WMS and Ovation amend the Purchase Agreement, and all the Debentures issued under that Agreement, as follows:

            (a) All maturity dates for the principal sums of the Debentures shall be changed to January 2, 2004.

            (b) The parties hereby agree and acknowledge that the amount of interest accrued to date under the Debentures is $54,000 (being calculated at the Debenture contract rate of prime + 1%, compounded monthly). Such amount is being paid herewith by issuance of a Promissory Note in the form described below in Section 2.1(d).



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            (c) Simultaneously herewith, Ovation shall issue WMS warrants for
270 shares of Common Stock priced at $100 per share, and warrants for 90 shares of Common Stock priced at $300 per share, all exercisable on or before January 2, 2004. It is agreed that WMS may credit any interest due and owing on the Debentures against the purchase price for the Common Stock upon exercise of the Warrant(s).

            (d) At WMS' option, all interest coming due on the Debentures from and after the date of this Amendment will be paid monthly: (1) by issuance of the number of shares of Common Stock of Ovation determined by dividing of interest then due by the lower of (A) the Then Current Fair Market Value, or (B) $300; or (ii) by issuance of a demand note for the amount of interest then due, plus a warrant for the number of shares issuable under the formula in clause
(i), at the price per share that is the lower of (A) the Then Current Fair Market Value OR (B) $300. The note will bear regular and default rates of interest at the rates set forth in the Debentures, compounded monthly, and the balance due may be applied against the amounts payable under the Warrants at any time and from time to time. Interest on the Notes shall be payable in cash upon the expiration date of the Warrant or the sooner exercise date of the Warrant. The warrants will expire on January 2, 2004.

         2.2 Section 11 of the Purchase Agreement, "Prepayment of Debenture," is deleted in its entirety and replaced with the following:

         "11.     Prepayment of Debenture

                  "11.1 Voluntary Prepayment. The Company may prepay any or all of the Debentures at any time. Any such prepayments shall be considered repayment of principal. Should the Company prepay any Debenture, Purchaser may at any time and from time to time to and including December 31, 2003 elect to re-invest up to the original principal amounts of the Dentures and convert the Debenture(s) in accordance with
         Section 8 hereinabove.

                  "11.2 Mandatory Prepayment. The Company shall pay a minimum of $60,000 by December 31, 2001, an additional $60,000 by December 31, 2002, and $60,000 by December 31, 2003, as repayments of principal. Notwithstanding such payments, at any time and from time to time to and including December 31, 2003, Purchaser may elect re-invest up to the original principal amounts of the Debentures and convert the Debenture(s) in accordance with Section 8 hereinabove. Should the Company fail to pay any of these amounts when due, the Company shall be deemed to be an Event of Default.

                  "11.3 Events of Default. In cases of any Event of Default under any Debenture, notwithstanding any action taken by Purchaser with respect to such default (including collection of all amounts due), Purchaser may at any time and from time to time to and including December 31, 2003, elect to re-invest up to the original principal amounts of the Dentures and convert the Debenture(s) in accordance with
         Section 8 hereinabove."



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                                  Article III
                                  Miscellaneous

         3.1 For the purpose of this Agreement; "Then Current Market Value" means the sale price of Common Stock received by Ovation (or the strike price of any warrants or options issued by Ovation for its Common Stock) in the arms-length transaction exceeding $10,000 most recently preceding the date as to which the determination is being made; excluding the pricing of any stock options for employees, directors, and consultants. All capitalized terms used herein but not defined in this agreement shall have the meaning given such terms in the Purchase Agreement, and the agreements described therein.

         3.2 WMS agrees to waive its anti-dilution rights for the issuance of up to 3400 options on Common Stock with a strike price of $50 for employees, directors, or consultants.

         3.3 Ovation shall pay WMS $12,000 for legal expenses upon execution of this Agreement.

         3.4 This agreement shall be considered to be an amendment to, and part of, the Purchase Agreement. Except as explicitly amended hereby, the Purchase Agreement is hereby ratified and affirmed to be in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal, all as of the date first above written.

WMS Enterprises                               Ovation Products Corporation

By:  /s/ Wilfred M. Sherman                   By: /s/ Al Becker
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     Wilfred M. Sherman                           Al Becker, President